MCDONNELL INVESTMENT MANAGEMENT, LLC

CODE OF ETHICS

This Code of Ethics (“Code”) has been adopted by McDonnell Investment Management, LLC (“MIM”).

The policy of MIM is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of MIM, or its Covered Persons, and the interests of MIM’s advisory clients (“Clients”). Federal securities laws, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and rules thereunder, require that MIM establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit. Implementation and monitoring of these standards inevitably places some restrictions on the freedom of the investment activities of those people.

This Code of Ethics has been adopted by MIM to meet those concerns and legal requirements. Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to the Legal/Compliance Department.

I.	DEFINITIONS

a.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

b.	“Beneficial Interest” in a security means you have, directly or indirectly, the opportunity to profit or share in any profit derived from action in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under Section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16). Examples of beneficial interest are attached as Appendix A.

c.	“Covered Person” means any Employee, Officer, or Manager of MIM, except for any Non-Access Manager.

d.	“Non-Access Manager” means any person who serves on MIM’s Board of Managers but who (1) is not an employee of MIM, (2) has been designated as a Non-Access Manager by the Chief Compliance Officer (“CCO”) and (3) meets both of the following conditions:

•	such person does not have access to non-public information regarding any MIM client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund; and

•	such person is not involved in making recommendations to MIM’s clients with respect to securities, and does not have access to such recommendations that are non-public.

Non-Access Managers are subject only to Parts II.A. through II.E. of this Code.

e.	“Reportable Funds” means any investment company (other than money market funds) that is registered under the Investment Company Act for which MIM, or any firm under common control with MIM, serves as adviser, sub-adviser, or distributor.

II.	STANDARDS OF BUSINESS CONDUCT

A.	General Prohibitions. All MIM personnel, including Non-Access Managers, must comply with all applicable federal securities laws. The Investment Company Act, Investment Advisers Act, and the rules thereunder make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Clients to:

a.	employ any device, scheme or artifice to defraud Clients;

b.	make any untrue statement of a material fact, omit to state a material fact or in any way mislead Clients regarding a material fact;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients;

d.	engage in any manipulative practice with respect to Clients; or

e.	engage in any manipulative practice with respect to securities, including price manipulation.

B.	Fiduciary Duty. As a fiduciary, MIM has an affirmative duty to act solely in the best interests of its clients and to make a complete and unbiased disclosure of all material facts relating to the investment advice it provides clients, particularly in situations in which MIM’s interests may conflict with those of a client. Consistent with this duty, MIM must at all times act in its clients’ best interests, and its conduct will be measured against a higher standard of conduct than that applied generally in ordinary commercial transactions. Among the specific fiduciary obligations that MIM has are:

a.	a duty to have a reasonable, independent basis for its investment advice and recommendations;

b.	a duty to obtain best execution for clients’ securities transactions when the adviser is in a position to select brokers;

c.	a duty to ensure that its investment advice is suitable and appropriate given each client’s objectives, needs, and circumstances;

d.	a duty to refrain from entering into transactions, including personal securities transactions, that are inconsistent with client interests; and

e.	an obligation to be loyal to its clients.

C.	Insider Trading. MIM personnel are forbidden to buy or sell any security, either personally or on behalf of others, while either MIM or the employee is in possession of material, non-public information (inside information) concerning the security or the issuer. A violation of MIM’s insider trading policies may result in criminal and civil penalties, including imprisonment and substantial fines. An employee aware of or in possession of inside information must report it immediately to the CCO. Employees should refer to the Inside Information and Ethical Wall Policy of MIM’s Compliance Manual or consult the Legal/Compliance Department for further information.

D.	Confidentiality. There is a basic fiduciary premise that information concerning the identity of security holdings and financial circumstances of clients is confidential. MIM personnel are prohibited from disclosing to persons outside the firm any non-public information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client.

E.	Regulation S-P. In most jurisdictions, laws and regulations govern MIM’s collection and use of personal information about clients and employees, including the disclosure of such information by MIM to business partners and other third parties. In particular, Federal Regulation S-P (“Reg S-P”) protects “consumers” and “customers” (as defined in Reg S-P) from an investment adviser or investment company disclosing their “non-public personal information” to persons unaffiliated with such adviser or investment company without their knowledge or consent. Employees should refer to the Privacy Procedures in MIM’s Compliance Manual or consult the Legal/Compliance Department for further information.

F.	Personal Securities Transactions. The Code regulates personal securities transactions as a part of the effort by MIM to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which a Covered Person has a beneficial interest. “Security” is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

In any situation where the potential for conflict exists, transactions for Clients must take precedence over any personal transaction. Covered Persons owe a duty to Clients to conduct their personal securities transactions in a manner that does not interfere with Clients’ portfolio transactions or otherwise take inappropriate advantage of their relationship to Clients. Personal securities transactions must comply with the Code and should avoid any actual or potential conflict of interest between your interests and Clients’ interests. Situations not specifically governed by this Code will be resolved in light of this general principle.

G.	Political Contributions. Rule 206(4)-5 of the Advisers Act, also known as the “Pay to Play Rule” imposes a two-year compensation ban for advisers if the adviser or its “covered associate” makes certain political contributions to an “official” of a government entity client. “Pay to play” refers to the practice of making contributions to elected officials to attempt to influence the awarding of contracts to manage public pension plan assets and other government investment accounts. Employees are required to preclear all political contributions including spouses and those who are in their household. Employees should refer to the Political Contribution Procedures in MIM’s Compliance Manual or consult the Legal/Compliance Department for further information.

H.	Other Restrictions. The Code also regulates certain other conduct that conflicts, potentially conflicts or raises the appearance of an actual conflict with the interests of Clients, as a part of the effort by MIM to detect and prevent conduct that might violate the policy of MIM regarding conflict of interests or the general prohibitions outlined above.

III.	RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

A.	No Transactions with Clients. No Covered Person shall knowingly sell to or purchase from a Client any security or other property, except securities issued by that Client.

B.	No Conflicting Transactions / Pending Client Orders. No Covered Person shall purchase or sell a security on a day during which a Client has a pending purchase or sale order in that same security (excluding securities which do not require preclearance).

C.	Holding Period. All reportable trades, including short sales and permissible option trades, are subject to a 60-day holding period from the trade date, except that a security held for at least 30 days may be sold at a loss or no gain. Any profits realized on trades executed within the 60-day holding period shall be disgorged to the Client, if applicable, or a charitable organization as approved by the CCO. The holding period restriction requires a waiting period of 60 days prior to the execution of a trade in the opposite direction (i.e., a buy followed by a sale, or a sale followed by a buy).

D.	Limit Orders. No Covered Person shall enter into limit orders that extend beyond the date that preclearance was obtained (i.e., one day).

E.	Private Placements. All Covered Persons are prohibited from purchasing a security in a private placement or any other offering exempt from registration under the Securities Act of 1933, as amended, unless they have obtained prior written approval (via the Private Security Transaction Questionnaire) from the CCO;

Provided, that in determining whether to grant permission for such private placement, the CCO shall consider, among other things, whether such investment opportunity should be reserved for clients of MIM, and whether such transaction is being offered to the person because of his or her position with MIM;

Provided further, that any such Covered Person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of MIM, and that the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.

F.	Public Offerings. All Covered Persons are prohibited from purchasing securities during an initial or secondary public offering.

G.	“Black-Out Period”. All Covered Persons may not buy or sell a security within 7 calendar days before or after any Client, over which MIM exercises investment discretion, trades in such security.

H.	Short Selling. All Covered Persons are prohibited from short selling any security, whether or not it is held in a MIM client portfolio, except that short selling against broad market indexes and “against the box” are permitted.

I.	Market Capitalization Exception. Covered Persons may transact in equity securities (common, ADR’s and preferred) that have a market capitalization of greater than $5 billion without preclearance. In addition, equity securities with a market capitalization of greater than $5 billion are not subject to the “Black-Out Period” and “Limit Orders” provisions of the Code. Note: The “Holding Period” of 60 days and “Short Selling” provisions of the Code still apply to equity transactions which are not required to be precleared.

J.	Restricted List Securities. Covered persons are prohibited from trading any security which is listed on the Firm Wide Restricted List. The Firm Wide Restricted List can be found at: S:\Public\Compliance.

IV.	TRANSACTION PRECLEARANCE REQUIREMENTS

The preclearance requirements for each security type are listed in the chart below. All precleared personal securities transactions must be executed within the same business day after preclearance, otherwise the preclearance will expire and the request must be made again. Important: For securities that do not require preclearance, restrictions as noted in Section III still apply unless specifically noted.

Security Type	Preclearance Required?
Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) – where the underlying issuer has greater than $ 5 billion in market capitalization	No

Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) – where the underlying issuer has less than $ 5 billion in market capitalization	Yes

Exchange Traded Funds	No

Closed End Funds	No

Open Ended Mutual Funds	No

Unit Investment Trusts	No

US Agencies	Yes

Corporate Bonds	Yes

Municipal Bonds	Yes

Mortgage Backed /Asset Backed Securities	Yes

Direct Obligations of the US Government	No

Variable Annuities	No

Listed index options and futures	No

Money Market Instruments (Certificates of Deposits, Time Deposits, Banker’s Acceptances, Repurchase Agreements)	No

*Automatic Investment Plans and Dividend Reinvestment Plans (DRIPs)	No

Private Placements	Yes

Restricted List Securities	Prohibited

New Issues and Secondary Offerings	Prohibited

Initial Public Offerings (IPO’s)	Prohibited

Short Sales	Prohibited

For the preclearance requirements of any security which is not listed on the chart above, please contact the Legal/Compliance Department.

*	Initial subscriptions to automatic investment plans and redemptions of dividend reinvestment plans are required to be precleared (subject to market capitalization exemptions).

V.	OTHER EXEMPT TRANSACTIONS

The provisions of this Code are intended to restrict the personal investment activities of Covered Persons only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Section III (Restrictions on Personal Securities Transactions) and Section IV (Transaction Preclearance Requirements) of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the Covered Persons have no direct or indirect influence or control;

B.	Purchases or sales in an account (including a third party investment advisory account, trust account or other account) of such Covered Person (either alone or with others) over which a person other than the Covered Person (including a trustee or third-party investment manager) exercises investment discretion if:

•	the Covered Person does not suggest purchases or sales of investments to the trustee or third-party discretionary manager;

•	the Covered Person does not direct purchases or sales of investments in the account;

•	the Covered Person does not consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account, resulting in the knowledge of a transaction prior to its execution;

•	the Covered Person previously has identified the account to MIM and has affirmed to MIM that he or she does not know of proposed transactions in that account until after they are executed.

This exclusion from the preclearance requirement is based upon the Covered Person not having knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding this general exclusion, if the Covered Person becomes aware of any transaction in such investment advisory account before it is executed, the Covered Person must seek preclearance of that transaction before it is executed.

C.	Certain qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986, (“529 Plans”) where MIM or a control affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan.

D.	Certain corporate actions—any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

E.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

F.	Purchases or sales which receive prior approval because they are not inconsistent with this Code or the provisions of Rule 17j-l(a) under the Investment Company Act.

VI.	COMPLIANCE PROCEDURES

A.	Execution of Personal Securities Transactions. All personal securities transactions by Covered Persons must be conducted through brokerage accounts that have been identified to MIM. Each such brokerage account must be set up to deliver duplicate copies of all confirmations and statements to MIM. No exceptions to this policy will be made.

B.	Preclearance. MIM has implemented a web based personal trading application, PTCC, in order to facilitate the preclearance requests and required Code of Ethics certifications.

1.	All Covered Persons must preclear their transactions by submitting a Trade Authorization Request via PTCC;

2.	The Legal/Compliance Department shall verify whether the purchase or sale of any security is in compliance with the Code and shall preclear any such transaction if it does not violate the Code;

3.	The Legal/Compliance Department shall grant their approval via PTCC;

4.	The Legal/Compliance Department shall maintain all records of the request and any approval/denials via PTCC; and

5.	The Legal/Compliance Department shall review all Covered Person duplicate confirmations and statements (whether electronically via PTCC or by hardcopy) to verify that all personal securities transactions have been properly precleared.

VII.	REPORTING AND DISCLOSURE OF PERSONAL HOLDINGS AND TRANSACTIONS

A.	Disclosure of Personal Holdings. Each Covered Person shall disclose his or her personal securities holdings no later than ten (10) days after commencement of employment with MIM via PTCC, and annually thereafter via PTCC as of December 31 of each year.[1] Annual reports shall be delivered to MIM no later than January 30 of the following year.

Security Type	Initial and Annual Holdings Disclosure Required?

Equity Securities

Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) – where the underlying issuer has greater than $ 5 billion in market capitalization	Yes

Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) – where the underlying issuer has less than $ 5 billion in market capitalization	Yes

Exchange Traded Funds	Yes

[1]	the information must be current as of a date no more than 45 days prior to the date the person becomes an employee or, for annual reports, no more than 45 days before the report is submitted.

Closed End Funds	Yes

Open Ended Mutual Funds (other than Reportable Funds)	No

Reportable Funds	Yes *Holdings Disclosure Forms are located at Appendix B

Unit Investment Trusts	Yes

Fixed Income Securities

US Agencies	Yes

Corporate Bonds	Yes

Municipal Bonds	Yes

Mortgage Backed /Asset Backed Securities	Yes

Direct Obligations of the US Government	No

Other

Variable Annuities	No

Listed index options and futures	Yes

Money Market Instruments (Certificates of Deposits, Time Deposits, Banker’s Acceptances, Repurchase Agreements)	No

Automatic Investment Plans, including automatic 401(k) plan investments, and Dividend Reinvestment Plans (DRIPs)	Yes

Private Placements	Yes

B.	Reporting Personal Securities Transactions.

1.	Each Covered Person shall (i) identify to MIM any brokerage or other account in which the person has a beneficial interest and (ii) instruct the broker or custodian to deliver to MIM duplicate confirmations of all transactions and duplicate account statements.

2.	Each Covered Person shall report all personal securities transactions during a quarter to MIM no later than thirty (30) days after the end of the quarter. Quarterly transaction reports shall include the following information:

For each transaction:

•	the date of the transaction;

•	title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the report is submitted.

In addition, for each account established during the quarter in which securities are held for the benefit of a person, the quarterly report shall include:

•	the name of the broker, dealer or bank with whom the account was established;

•	the date the account was established; and

•	the date the report is submitted.

C.	Reports may be in any form. Quarterly transaction reports filed pursuant to Section VII (B)(2) of this Code may be reported via PTCC or in any form (including copies of confirmations or account statements) that includes the information required by Section VII (B)(2).

Any personal securities transaction which for any reason does not appear in the trading or brokerage records described above shall be reported as required by Section VII (B)(2) of this Code.

Security Type	Quarterly Transaction Reporting Required?

Equity Securities

Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) – where the underlying issuer has greater than $ 5 billion in market capitalization	Yes

Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) – where the underlying issuer has less than $ 5 billion in market capitalization	Yes

Exchange Traded Funds	Yes

Closed End Funds	Yes

Open Ended Mutual Funds (other than Reportable Funds)	No

Reportable Funds	Yes *Transaction Disclosure Forms are located at Appendix B

Unit Investment Trusts	Yes

Fixed Income Securities

US Agencies	Yes

Corporate Bonds	Yes

Municipal Bonds	Yes

Mortgage Backed /Asset Backed Securities	Yes

Direct Obligations of the US Government	No

Other

Variable Annuities	No

Listed index options and futures	Yes

Money Market Instruments (Certificates of Deposits, Time Deposits, Banker’s Acceptances, Repurchase Agreements)	No

Automatic Investment Plans, including automatic 401k plan investments, and Dividend Reinvestment Plans (DRIPs)	No

Private Placements	Yes

D.	Monitoring of Transactions. The CCO, or his designee, will review the holdings and transaction reports filed and monitor the trading patterns of Covered Persons.

E.	Certification of Compliance. Each Covered Person is required to certify annually that he or she has disclosed all reportable holdings required to be disclosed or reported under the Code. To accomplish this, an annual holdings certification shall be distributed via PTCC.

In addition, on a quarterly basis, each Covered Person is required to complete a Quarterly Affirmation of Compliance in which he or she certifies that they have reported all personal securities transactions and/or investment accounts required to be disclosed or reported under the Code via PTCC no later than the 30th calendar day following the end of the quarter.

Also, whenever there is a material Amendment to the Code, each Covered Person is required to submit an acknowledgement via PTCC that they have received, read, and understood the amendments to the Code.

F.	Review by the Boards of Directors/Trustees of Investment Company Clients.

Where required, MIM shall prepare an Annual Issues and Certification Report to the boards of Directors/Trustees of investment company Clients that:

1.	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.	describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.	certifies that MIM has adopted procedures reasonably necessary to prevent violations of the Code; and

4.	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

G.	Reporting Misconduct. If you believe you may have violated any laws, this Code of Ethics, or other standards of conduct adopted by MIM, you are expected to report it to MIM immediately. In addition, if you observe or become aware of any illegal or improper conduct on the part of another employee or a consultant, supplier, client, counterparty or other third party, you should communicate that information to your direct supervisor and, if appropriate or necessary, to a more senior manager or the General Counsel, to make certain the situation will be addressed. All violations, or allegations of violations, of this Code must be reported to the CCO.

Nothing in this policy prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of MIM to make any such reports or disclosures and are not required to notify MIM that you have made such reports or disclosures.

VIII.	GIFT AND ENTERTAINMENT

A.	Introduction.

The following are MIM’s policies and procedures on gifts and business entertainment. The goal of these procedures is to strike a balance between the need to entertain clients and prospective clients (“prospects”) in the pursuit of business while, at the same time, complying with various legal restrictions and protecting MIM’s most important asset, its reputation for integrity. As a registered investment adviser, MIM is a fiduciary with respect to its clients. Therefore, it is incumbent upon employees to avoid conflicts of interest, or the appearance of a conflict of interest. Entertainment or a gift that is excessive creates the potential for such a conflict because it may influence, or be perceived to influence, a person’s decision-making in a way contrary to the best interest of a client.

In adhering to this policy, employees should keep the following general guidelines in mind:

1.	It is the responsibility of employees to be familiar with and understand this policy;

2.	Employees are expected to exercise sound judgment in all circumstances, thereby avoiding any situation that could adversely impact the reputation of MIM; and

3.	Employees are expected to conduct themselves in such a manner so as to avoid even the appearance of a conflict.

B.	Foreign Corrupt Practices Act

The U.S Foreign Corrupt Practices Act of 1977 (“FCPA”) prohibits, directly or indirectly, the corrupt payment, offer, promise to pay (or authorizing to pay or offer) money or anything of value to a foreign official in order to secure any improper business advantage, such as inducing the entity or individual to act favorably on, or influence others to act favorably on, business proposals or regulatory decisions. Such payments and gifts are forbidden even if they are customary in the country where they will be given. A corrupt payment is a payment that is intended to induce the recipient to misuse his or her official position to direct business wrongfully to the payer or to any other person. The FCPA also prohibits payments to agents or intermediaries who would use the funds for prohibited purposes (and generally prohibits doing indirectly what may not be done directly). Employees may not hire an agent before obtaining the Legal Department’s approval.

Many countries in the world have adopted statutes similar to the FCPA, and many government agencies have their own rules governing the acceptance of gifts, travel or entertainment. Be aware that these statutes and rules may, in some cases, prohibit conduct that the FCPA would permit. MIM and its employees will abide by all anti-bribery provisions of the FCPA and will not make any payment or contribution which could potentially violate the FCPA or the rules of any country in which MIM may be doing business.

C.	Gifts.

1.	Solicitation of Gifts.

Covered persons may not solicit gifts or gratuities.

2.	Giving Gifts.

In general, no Covered Person may give any gift or other thing of more than a $100 value, per calendar year, to any person or entity that does business with or on behalf of MIM, or seeks to do business with or on behalf of MIM. Gifts given to the spouse of any such individual will be treated as though received by that individual for the purposes of this policy. MIM employees must refrain from giving any gift, regardless of the value, if the act of giving the gift could be construed as committing an act of bribery. Gifts in excess of $100 must be approved in writing by the Covered Person’s Supervisor and the Legal/Compliance Department. Any entertainment where a MIM employee is not in attendance is treated as a gift and is subject to the aforementioned $100 limit. Cash gifts are absolutely prohibited.

3.	Accepting Gifts.

Employees may accept gifts with a de minimis value from clients, brokers, consultants, or anyone else with whom the firm may do business. Gifts are of de minimis value if the fair market value does not exceed $100 per calendar year from the same source. Gifts given to the spouse of a MIM employee will be treated as though received by the employee and the gift’s value will be aggregated with the value of gifts received by the employee.

Employees must refuse gifts exceeding $100 in value or return them if practical to do so. Gifts that cannot be returned must be forwarded to the Legal/Compliance Department. Any exceptions to the $100 limit must be approved by the Legal/ Compliance Department.

Regardless of the value of a gift, an employee should never accept a gift that might influence, or could reasonably be viewed as influencing, the employee’s decision making.

4.	Cash Gifts.

Covered Persons are prohibited from giving or accepting gifts in the form of cash. Gift cards or gift certificates, however, may be given or accepted provided the value of the gift card or gift certificate does not exceed $25.

5.	Gift Reporting.

Covered Persons must report all gifts, whether given or received, valued at $25 or more to the Legal/Compliance Department on a quarterly basis. If the exact amount of the gift is not known, you must make a good faith estimate of the item’s fair market value. In circumstances where a gift received was shared among a group (e.g. gift baskets), the amount of the gift may be prorated among those with whom it was shared.

D.	Business Entertainment.

1.	Entertainment Provided by MIM Employees.

It is understood that entertainment may be a part of developing business relationships. Employees may entertain clients, prospects, and consultants in those circumstances where it is appropriate to do so. Business entertainment must have a valid business purpose and must provide attendees the opportunity to have legitimate and meaningful business discussions. The venue for the entertainment must be appropriate and consistent with the highest standards of ethics and integrity.

2.	MIM Employee(s) Must Be Present.

In situations where a client, prospect, or consultant is entertained, a MIM employee must be present. Any entertainment provided to clients or others where a MIM employee is not present constitutes a gift, which is subject to the $100 annual limit described above.

3.	Cost of Entertainment Must Be Reasonable.

The cost of business entertainment must be limited to an amount deemed to be reasonable in light of the circumstances. Entertainment that is excessive in cost has the potential to create either an actual or apparent conflict of interest. MIM will not reimburse employees for the cost of business entertainment that is deemed to be excessive.

4.	Acceptable and Unacceptable Business Entertainment.

In addition to the requirement that a MIM employee must be present, there is no bright line test for entertainment that qualifies as acceptable and legitimate business entertainment. Therefore, employees must exercise sound judgment in making this determination. While no single factor is determinative, the following, when considered together, generally suggests what would qualify as legitimate business entertainment:

a.	Most of the conversation during the entertainment should be devoted to business topics;

b.	The entertainment should occur during or close in time to a business meeting with the individuals being entertained;

c.	The entertainment should be infrequent;

d.	The entertainment should not involve significant travel; and

e.	The cost of entertainment must be reasonable.

•	Examples of Acceptable and Unacceptable Business Entertainment

Below are examples of business entertainment, which illustrate application of the factors described.

•	An afternoon meeting is held at the client’s office to discuss MIM’s investment strategies and services. Following the meeting two MIM employees invite two client representatives from the meeting to dinner at a restaurant located downtown. Although various topics are discussed during this meal, the conversation continues to focus largely on MIM’s products and the client’s investment objectives. The cost of the meal is approximately $60 per person. Applying the factors above, this meal qualifies as acceptable business entertainment:

•	MIM employees are present

•	Conversation focuses largely on business topics

•	Meal immediately follows business meeting

•	No travel is involved; and

•	Cost is reasonable

•	Following the dinner, one of the MIM employees offers the two individuals tickets to a Chicago Bulls game at the United Center. The tickets have a face value of $150. No MIM associate attends the basketball game.

•	These tickets do not qualify as acceptable business entertainment because no MIM employee is present at the game

•	The tickets constitute a gift and exceed the $100 annual limit

E.	Entertainment Provided to MIM Employees.

Employees may accept reasonable entertainment from persons or entities doing or seeking to do business with MIM, subject to the limitations and considerations discussed below. The same basic principles that apply to MIM employees providing entertainment to others also apply to situations where entertainment is being provided to a MIM employee. Entertainment must be reasonable and appropriate, and not so lavish in type or value, or excessive in frequency, as to create the appearance of impropriety or an inappropriate obligation or expectation on the part of the recipient. Regardless of the value of the entertainment, employees should never accept entertainment that could be viewed as interfering with the employee’s ability to make fair and objective business decisions. Further, employees should only attend entertainment meals or events at venues that are business appropriate and consistent with the highest ethics and integrity.

Employees should remember that the SEC defines the receipt of gifts and entertainment as a form of compensation. Further, it is unlawful for employees to accept any compensation (including any gifts or entertainment, even of modest value) from any source other than MIM for the purchase or sale of securities to or from client accounts. Therefore, under no circumstances should any employee arrange for client transactions to be directed to a particular broker-dealer in reciprocation for gifts or entertainment.

Entertainment Event Limits

Entertainments such as meals, sporting events, golf outings, spa days, etc. are referred to as “Events”. MIM employees are limited to accepting no more than six (6) Events during a calendar year, with no more than two (2) Events from any one particular source (e.g., a broker-dealer firm) during the year. Employees may not attend events where there is little or no opportunity for meaningful business discussion.

When accepting entertainment, the provider must accompany the MIM employee. If the provider of the entertainment is not present, it is deemed to be a gift and subject to the $100 gift limit. If an employee’s family member(s) participates in an entertainment event, value related to such participation shall be aggregated with the value deemed to have been received by the employee for purposes of determining compliance with these procedures.

Attending premier sporting events such as the Super Bowl, World Series, The Masters, etc. at the expense of persons or entities doing or seeking to do business with MIM is strictly prohibited. Furthermore, due to the limited access to such premier events, this prohibition applies even if the employee is willing to pay the provider for his or her own cost of attending the event. If you are unsure as to whether an event would be deemed a premier event, you must consult with the Legal/Compliance Department.

Entertainment, including, events, that are expected to exceed $250 in value per person must be approved in advance by the Chief Compliance Officer.

F.	Entertainment Reporting.

Covered Persons must report all entertainment, from any person or entity that does business with or on behalf of MIM, or seeks to do business with or on behalf of MIM to the Legal/Compliance Department on a quarterly basis. This policy applies to entertainment provided or received and the information required to be reported includes: date of the event; description of the event; individual/entity which provided the entertainment; the persons being entertained; and the approximate value of the entertainment. Reportable entertainment also includes situations whereby MIM participates in entertainment in relation to the monitoring of a particular company for investment or research purposes.

On a quarterly basis, Covered Persons are required to affirm via PTCC that they have reported gifts given or received and entertainment provided or received in accordance with the Code of Ethics.

G.	Special Considerations

1.	Private Pension Plan Trustees.

Many private pension plans prohibit trustees from accepting anything of value from service providers such as MIM. Some plans do permit trustees to accept business entertainment in a reasonable amount. Before entertaining plan trustees, it is incumbent upon employees to confirm with the trustees whether their plan rules allow them to accept business entertainment.

2.	Public Officials.

The laws of many states, cities, and local governments, as well as foreign jurisdictions, significantly restrict or altogether prohibit their employees from accepting anything of value from service providers such as MIM. Before entertaining a public official, employees must apprise themselves of the rules in the official’s jurisdiction. These restrictions often apply to trustees of public plans. However, the application of these rules varies from state to state. In many jurisdictions, these restrictions apply to business entertainment, and, often times, a specific dollar limit is applied to the amount of entertainment that may take place in a given year. The penalties for violating these restrictions can be severe and may include the disqualification of MIM as a vendor in the state or jurisdiction.

3.	Union Officials and Employees.

The Labor-Management Reporting and Disclosure Act requires that MIM file an annual report when employees make payments to Taft-Hartley union officials or union employees in excess of $250 on Form LM-10. Payments are identified broadly to include meals, travel expenses and reimbursements, gifts, tickets, products or services, social events, fees paid to union sponsored events, and payments to charities including payments made from your personal funds. Because of the reporting requirements and other considerations, some unions do not permit their officials and employees to accept gifts or entertainment from service providers such as MIM. Before entertaining union officials and employees, MIMs employees should apprise themselves of whether the union in question has a policy regarding gifts and entertainment. The LM-10 must be signed by the CEO and Treasurer under penalty of perjury. Criminal and/or monetary penalties may apply for false filings or failure to file. In order to maintain accurate tracking of payments to Taft-Hartley union officials or union employees, MIM employees are required to provide sufficient information regarding the names and titles of the union officials/employees and a description of the nature and value of the gift or entertainment in order for the firm to satisfy its regulatory filing requirement.

H.	Anti-Bribery Policies and Procedures.

MIM recognizes the importance of protecting its reputation for integrity and ethical behavior. Conduct which creates the appearance of unethical or illegal activity is strictly prohibited and is not tolerated in any capacity. MIM employees are prohibited from offering or accepting any bribe in any form from any person, company, public official or government body. Additionally, as stated in previous sections of this Code, MIM and its employees are prohibited from giving or receiving gifts, entertainment, or any other inducement in any form that is intended to influence the recipient’s decision making.

Further, MIM recognizes that it has a duty when selecting and engaging third party service providers to select only those that operate in a manner consistent with MIM’s values with respect to high ethical standards.

IX.	OUTSIDE BUSINESS ACTIVITIES

No Covered Person may become an officer, director or employee of a company not affiliated with MIM, or otherwise engage in outside business activities without receiving prior written approval from the Legal/Compliance Department via the Outside Business Activity Questionnaire. Failure to obtain such approval may subject MIM to regulatory penalties and civil liability and you to disciplinary action, up to and including termination of employment. Activities on behalf of trade associations are not included in this prohibition. In no event may you participate in any outside activity that interferes with your duties at MIM.

Covered Persons are required to request and receive written approval from their supervisor and the CCO (or the CCO’s designee), before they may: (1) engage in any business other than that of MIM; (2) accept employment or compensation from any person or organization other than MIM; (3) serve as an officer, director, member, partner, or employee of a business organization other than MIM; or (4) except as provided below, own any stock or have any financial interest, directly or indirectly, in any other business organization.

Also, note that involvement in an outside business activity that begins permissibly may evolve into a violation of applicable laws and regulations if the nature or scope of that business or participation changes. Covered Persons should notify the Legal/Compliance Department promptly of any changes to the business plan or business lines of the outside business activity or of any changes in participation.

On an annual basis, Covered Persons are required to affirm via PTCC that they have reported and received approval for all Outside Business Activities in accordance with this policy.

X.	EXCEPTIONS

A.	Notwithstanding the foregoing, the CCO, or his designee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal securities transaction in their sole discretion without being required to specify any reason for the refusal.

B.	Other persons that are not full time employees of MIM (such as independent contractors, consultants, temporary employees, interns, and individuals engaged through a temporary staffing agency) will be reviewed on a case by case basis to determine if they have access to client investment transactions and recommendations. If it is determined by the CCO that they do have such access, the person will:

a.	Be subject to the reporting requirements as noted in Section VII (Reporting and Disclosure of Personal Holdings and Transactions), Item B (Reporting Personal Securities Transactions) of this Code from the time in which the consulting arrangement, temporary employment, or internship began.

b.	Be subject to the restrictions on Personal Securities Transactions as noted in Section III, (Restrictions on Personal Securities Transactions), and the preclearance requirements as noted in Section IV (Transaction Preclearance Requirements), of this Code after six months from the commencement of the consulting arrangement, temporary employment, or internship.

The CCO may grant exceptions to this policy based upon his or her determination of specific circumstances. The CCO may also in his or her determination, subject the consultant, temporary employee or intern to all or only a portion of the provisions of this Code at the commencement of the consulting arrangement, temporary employment or internship based upon specific circumstances.

C.	Upon proper request by a Covered Person, the CEO, or his designee, will consider for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Covered Person. The CCO will in his/her sole discretion determine whether the request is appropriate for consideration by the CEO. The decision regarding such relief or exemption is within the sole discretion of the CEO.

XI.	CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE

Compliance with this Code of Ethics is a condition of employment by and membership of MIM. Taking into consideration all relevant circumstances, MIM will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, financial penalty, suspension, termination of employment, or removal from office, or in serious cases, referral to law enforcement or regulatory authorities.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by MIM to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

XII.	RETENTION OF RECORDS

MIM shall maintain the records listed below for a period of five years at MIM’s principal place of business in an easily accessible place:

A.	A list of all Covered Persons during the period;

B.	Electronic certification by all Covered Persons acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.	A copy of each code of ethics that has been in effect at any time during the period;

D.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

E.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred; and

F.	A record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in limited offerings.

Adopted effective: July 1, 2016

Appendix A—Examples of Beneficial Ownership

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

•	securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•	securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•	securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•	securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Legal/Compliance Department.

Appendix B

McDonnell Investment Management, LLC

Transaction Reporting Form - Reportable Funds

Print Name:

Reporting Date:

I represent that:

1.	I have effected the following transactions in the securities indicated below for my own account or other account in which I have a beneficial interest. I affirm that these transactions are not based on any material, non-public information, and I am not aware of any facts suggesting that these transactions represent potential conflicts of interest.

2.	Prior to reporting transactions, I have reviewed the Reportable Fund list for the applicable quarter.

3.	I have reviewed and am in compliance with the holding period requirements for the securities listed below.

Account Name/ Number	Firm where account is held	Trade Date	Name of Fund	Ticker	B/S	Number of Shares	Principal Amount

If more space is needed, you may submit multiple forms to Compliance.

         I have no Reportable Fund transactions that I am required to report.

Signature	Date

Appendix B

McDonnell Investment Management, LLC

Initial Holdings Reporting Form - Reportable Funds

Print Name:

Reporting Date:

I represent that:

1.	I have reviewed the Reportable Fund list for the applicable reporting period.

2.	I have reviewed all accounts in which I have a beneficial interest, including those that are not otherwise reportable.

3.	I have reviewed and am in compliance with the holding period requirements for the securities listed below.

Account Name/ Number	Firm where account is held	Name of Fund	Ticker	Number of Shares	Principal Amount

If more space is needed, you may submit multiple forms to Compliance.

        I have no Reportable Fund holdings that I am required to report.

Signature	Date

Appendix B

McDonnell Investment Management, LLC

Annual Holdings Reporting Form - Reportable Funds

Print Name:

Reporting Date:

I represent that:

1.	I have reviewed the Reportable Fund list for the applicable reporting period.

2.	I have reviewed all accounts in which I have a beneficial interest, including those that are not otherwise reportable.

3.	I have reviewed and am in compliance with the holding period requirements for the securities listed below.

Account Name/ Number	Firm where account is held	Name of Fund	Ticker	Number of Shares	Principal Amount

If more space is needed, you may submit multiple forms to Compliance.

         I have no Reportable Fund holdings that I am required to report.

Signature	Date